SCHEDULE 14(A) INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the
          Securities Exchange Act of 1934 (Amendment No. _)

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[ ] Soliciting Material Under Rule 14a - 12  permitted by Rule 14a-6(e)(2))

               FIRST AMERICAN CAPITAL CORPORATION
                Attn:  Harland Priddle, Chairman
                 1303 S.W. First American Place
                     Topeka, Kansas 66604
                     Phone: 785/267-7077
              with a copy to William Schutte, Esq.
               Polsinelli, Shalton & Welte, P.C.
               6201 College Boulevard, Suite 500
                  Overland Park, Kansas 66211
                     Phone: 913/451-8788
(Name of Registrant as Specified in Its Charter)

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

FIRST AMERICAN CAPITAL CORPORATION
( Letterhead )





May 15, 2003



Dear Fellow Shareholder:

We enclose our recent press release regarding the good progress our new president, Vince Rocereto, is making in developing a more profitable product mix to build shareholder value.

As you know, the company's former part-time chairman and president have joined forces with Citizens, Inc. of Austin, Texas to seize control of First American after their employment contracts were not renewed. The dissidents have launched a proxy contest to elect themselves as the company's directors.

Citizens, Inc. has approached our Board twice since December 2002 seeking to buy our company, not for cash, but through the exchange of Citizens' stock for First American stock. Citizens denied our Board's repeated requests to provide a 'market check', which would have given us the opportunity to independently test Citizens' offer to see if it was, in fact, the best possible offer.

We don't believe any of our shareholders would sell their house without knowing its fair market value and we wouldn't sell our company without knowing it either.

Management's slate of directors standing for election at First American's annual meeting have the business acumen and experience to set the company on course for sustained growth and profitability. We have demonstrated that we care about the future well-being of our policyholders, dedicated employees and thousands of individual shareholders. Please give us your support.

You can support us by voting FOR Management's Nominees on the enclosed BLUE Proxy Card and mailing it to UMB Bank today in the enclosed, postage-paid envelope. Thank you.


Sincerely,



Harland E. Priddle
Chairman of the Board
First American Capital Corporation

HOW TO VOTE MANAGEMENT'S BLUE PROXY
YOUR VOTE IS IMPORTANT,
NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

1. If your shares are registered in your own name, please sign, date and mail the enclosed BLUE Proxy Card to UMB Bank in the postage-paid envelope provided today.

2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign the BLUE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Proxy Card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE Proxy Card to be issued representing your shares.

3. After signing the enclosed BLUE Proxy Card, do not sign or return the WHITE Proxy Card.

4. Remember, only your latest dated proxy will determine how your shares are to be voted at the meeting. IF YOU VOTED A WHITE PROXY CARD AND WANT TO CHANGE YOUR VOTE, YOU CAN DO SO NOW BY SENDING IN THIS BLUE PROXY CARD.

5. If you have any questions or need further assistance in voting your shares, please contact our proxy solicitor:

Allen Nelson & Co. Incorporated
P. O. Box 16157
1906 California Avenue, S.W.
Seattle,  WA  98116

SHAREHOLDERS CALL TOLL FREE:   1-800-932-0181

Safe Harbor Statement

Statements in this letter that are not historical are forward-looking statements, including statements regarding First American's beliefs, expectations, hopes or intentions regarding the future. It is important to note that actual outcomes and First American's actual results could differ materially from forward-looking statements. First American assumes no obligation to update any forward-looking statement.

Proxy Solicitation Disclosure

First American filed with the Securities and Exchange Commission a definitive proxy statement relating to the solicitation of proxies with respect to the First American 2003 Annual Meeting of Shareholders. First American may file other proxy solicitation materials with the Commission. Security holders are urged to read the proxy statement and any other proxy solicitation materials (when they become available) because they contain important information. First American and its slate of directors to be elected at the 2003 Annual Meeting of Shareholders and certain of executive officers of First American may be deemed to be participants in the solicitation of proxies with respect to electing the Board of Directors of First American at the 2003 Annual Meeting of Shareholders. Additional information concerning the beneficial ownership of those executive officers and the First American slate of directors of First American common stock is set forward in the definitive proxy statement filed by First American with the Commission.

Proxy Statement Available

Shareholders may obtain a free copy of the definitive proxy statement and other documents filed by First American with the Commission at the Commission's website at http:\\www.sec.gov. In addition, you may obtain a free copy of the definitive proxy statement by contacting Allen Nelson & Co., Incorporated toll-free at 1-800-932-0181.

FOR IMMEDIATE RELEASE

Contact:
Harland E. Priddle, Chairman
First American Capital Corporation
(785) 267- 7077 or (620) 664 - 3304



First American Capital's New President Developing Profitable Insurance Lines;

Invigorated Board of Directors Standing For Election at June 2 Annual Meeting


Topeka, KS - May 14, 2003 - First American Capital Corporation, a regional life insurance company founded and financed by Kansans in 1996, announced today its new President and CEO, Vincent L. Rocereto, is moving quickly to develop a more profitable product mix to build shareholder value.

"First American brought in a seasoned insurance professional to turn around the company this year after it reported two consecutive years of losses under the management of our former, part-time Chairman Michael N. Fink and President Rickie D. Meyer," said Harland E. Priddle, a founding director who was named Chairman of the Board in November 2002.

"We are very pleased Vince Rocereto, an insurance executive with more than 30 years experience, agreed to join the company in March 2003 as President and Chief Executive Officer," Priddle said. Rocereto previously served as Chairman and Chief Executive Officer of American Home Life Insurance Company, a company with $1 billion of insurance in force, headquartered in Topeka, Kansas where he began his career as a field agent.

"Vince Rocereto is making good progress working with our team of professionals to develop a portfolio of insurance products that will address the needs of current and future policy holders," Priddle noted. "We also expect these products will be highly profitable."


NEW DIRECTOR STRENGTHENS EXPERIENCED BOARD

"The appointment of Thomas M. Fogt of Overland Park, Kansas as a director brings additional expertise to First American's Board," Priddle said. "Tom offers the company valuable expertise in acquisitions and other business-related transactions gained as Vice President for Corporate Development at AmerUs Annuity Group, a $10 billion insurance company."

Priddle noted that First American's directors are successful and highly respected business leaders who have extensive entrepreneurial and small business experience in a range of diverse industries, including insurance, banking, agribusiness, media management, and real estate.

Management's nominees for election to First American's Board of Directors are:

Paul E. "Bud" Burke, Jr. of Lawrence, Kansas is the President of Issues Management Group Inc. He is a former Kansas State Senator and Past President of the Kansas Senate.

Edward C. Carter of Lawrence, Kansas is an entrepreneur, real estate developer, retired Southwestern Bell executive, and former Mayor of Lawrence, Kansas.

Thomas M. Fogt of Overland Park, Kansas is Vice President for Corporate Development at the AmerUs Annuity Group.

Kenneth L. Frahm of Colby, Kansas is an agribusiness leader who has been farming his land since 1975.

Stephen J. Irsik, Jr. of Ingalls, Kansas is an entrepreneur and agribusiness owner.

John G. Montgomery of Junction City, Kansas is President of Montgomery Communications, owner of television stations and newspapers.

Harland E. Priddle of Haven, Kansas is Chairman and Secretary/Treasurer of First American Capital Corporation. He served as Kansas Secretary of Commerce and Secretary of Agriculture after retiring as a U. S. Air Force Colonel.

Gary E. Yager, of Topeka, Kansas is the Vice Chairman of Western National Bank in Topeka.

"First American's directors have the business acumen and experience to set the company on course for sustained growth and profitability." Priddle said, "Each of our nominees is a highly respected, proven leader in his industry who cares about the future well-being of our policy holders, dedicated employees, and thousands of individual shareholders."


OUSTED EXECUTIVES LAUNCHING PROXY CONTEST

A dissident shareholder group funded by Citizens, Inc. (NYSE:CIA), an insurance holding company in Austin, Texas, has nominated themselves for election as First American Capital's Board of Directors and has begun soliciting proxies.

"It appears Michael Fink and Rickie Meyer joined forces with Citizens, Inc. to seize control of First American after their contracts were not renewed in November 2002 and February 2003, respectively, following two years of losses and a significant reduction in shareholder value," Priddle noted.

"Citizens, Inc. has approached our Board twice since December 2002 seeking to buy our company, not for cash, but through the exchange of Citizens' stock for First American stock," Priddle said.

"Citizens denied our Board's repeated requests to provide a 'market check', which would have given us the opportunity to independently test Citizens' offer to see if it was, in fact, the best possible offer," Priddle stated.

"We don't believe any of our shareholders would sell their house without knowing its fair market value and we wouldn't sell our company without knowing it either," Priddle added.

"Since Citizens rejected our request for a market check provision on both occasions, we could only conclude Citizens' offers were not in the best financial interest of First American's shareholders," Priddle said.

"As far as we can tell, the big winners, had we accepted Citizens' proposal, would have been Citizens, Fink and Meyer, along with the few who purchased Founders Shares in 1996 at 10 cents per share," Priddle noted. "Most of First American's Board of Directors also own Founders Shares, but we could not abandon our duty to the majority of the company's shareholders in pursuit of personal financial rewards."

"The vast majority of our shareholders would have realized an immediate, paper loss of 30 percent or more on their initial investment had we accepted Citizens' proposal," Priddle said.


WE BELIEVE THE TRUE INTENTIONS OF THE DISSIDENTS ARE CLEAR

"The Management and Board of Directors of First American Capital Corporation do not believe the dissident group financed by Citizens, Inc. is fully informing First American's shareholders of their true intentions," Priddle added. "We believe the intentions of Citizens, Inc. are clear, they are attempting to force the sale of First American to them on their terms and conditions."

Management will be providing additional facts to First American's shareholders in the days ahead and encouraging them to vote Management's Blue Proxy Card to elect Management's slate of nominees to the Board of Directors of First American Capital Corporation.

"Once our shareholders have the opportunity to learn the facts, we believe they will discover the dissident's true intentions are not in the best financial interests ofFirst American's shareholders," Priddle said.

First American Capital Corporation's annual meeting of shareholders is scheduled to be held at 11:00 a.m. CDT at the Holiday Inn West in Topeka, Kansas on Monday June 2, 2003.



Safe Harbor Statement

Statements in this release that are not historical are forward-looking statements, including statements regarding First American's beliefs, expectations, hopes or intentions regarding the future. It is important to note that actual outcomes and First American's actual results could differ materially from forward-looking statements. First American assumes no obligation to update any forward-looking statement.

Proxy Solicitation Disclosure

First American filed with the Securities and Exchange Commission a definitive proxy statement relating to the solicitation of proxies with respect to the First American 2003 Annual Meeting of Shareholders. First American may file other proxy solicitation materials with the Commission. Security holders are urged to read the proxy statement and any other proxy solicitation materials (when they become available) because they contain important information. First American and its slate of directors to be elected at the 2003 Annual Meeting of Shareholders and certain of executive officers of First American may be deemed to be participants in the solicitation of proxies with respect to electing the Board of Directors of First American at the 2003 Annual Meeting of Shareholders. Additional information concerning the beneficial ownership of those executive officers and the First American slate of directors of First American common stock is set forward in the definitive proxy statement filed by First American with the Commission.

Proxy Statement Available

Shareholders may obtain a free copy of the definitive proxy statement and other documents filed by First American with the Commission at the Commission's website at http:\\www.sec.gov. In addition, you may obtain a free copy of the definitive proxy statement by contacting Allen Nelson & Co., Incorporated toll-free at 1-800-932-0181.